Exhibit 107
Calculation of Filing Fee Tables
(1)
424(b)(5)
(Form Type)
StepStone Group Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	457(r)	4,099,997	$50.00	$204,999,850.00	0.00014760	$30,257.98

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$204,999,850.00		$30,257.98

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$30,257.98
Offering Note
(1)
This “Calculation of Filing Fee Table” relates to the Registration Statement on Form S-3 (File No. 333-261076) filed by StepStone Group Inc. The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.